Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Rob Litt The Mosaic Company 763-577-6187 rob.litt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

MOSAIC UPDATES CALENDAR THIRD QUARTER 2013 GUIDANCE

PLYMOUTH, MN, September 16, 2013 – In advance of upcoming investor conferences, The Mosaic Company (NYSE: MOS) announced today an update of the near-term price, volume and gross margin guidance, as well as the Company’s effective tax rate guidance for the seven month transition period.

Since the Company announced its calendar third quarter guidance on July 16, 2013, domestic and international crop nutrient markets have softened in part as a result of the distributors’ cautiousness caused by the Belarusian Potash Company (BPC) break-up.

“The long-term positive outlook for crop nutrient demand has not changed; high commodity prices are driving record farm returns and making our products more affordable than ever before. These strong fundamentals are expected to drive near record global phosphate and potash shipments in calendar 2013,” said Jim Prokopanko, President and Chief Executive Officer. “In the short term, however, dealers are cautious and are deferring purchases. As a result, we have lowered our price and volume guidance for both the Potash and Phosphates segments for the third calendar quarter of 2013.”

In Potash, the revised quarterly guidance range of 1.45 to 1.65 million tonnes reflects lower near-term demand. The Company’s realized price expectations are now in the range of $330 to $340 per tonne, net of transportation and other distribution costs. The Potash gross margin rate is now expected to be in the low to mid 30 percent range.

In Phosphates, distributors’ cautious sentiment with respect to potash is spilling over as buyers are in a wait-and-see mode. The Company has lowered third calendar quarter 2013 volume guidance to 2.6 to 2.8 million tonnes. Also, third quarter realized prices are now expected to be in the range of $430 to $440 per tonne, net of transportation and other distribution costs. The Phosphates gross margin percentage rate is expected to be in the mid-teens.

Additionally, the Company now expects its effective tax rate for the seven month transition period to be in the low 20 percent range.

All other guidance is unchanged.

Jim Prokopanko will discuss the updated guidance and the Company’s cost position in more detail when he presents at the Credit Suisse 26th Annual Chemical and Ag Science Conference at 9:00 a.m. Eastern Daylight Time on Tuesday, September 17, 2013. The presentation will also be webcast on the Company’s website at www.mosaicco.com/investors.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of the numeric water quality standards for the discharge of nutrients into Florida waterways or possible efforts to reduce the flow of excess nutrients into the Mississippi River basin or the Gulf of Mexico; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of the Company’s processes for managing its strategic priorities; the ability of the Northern Promise joint venture among Mosaic, Ma’aden and SABIC to obtain project financing in acceptable amounts and upon acceptable terms, the future success of current plans for the joint venture and any future changes in those plans; adverse weather conditions affecting operations in Central Florida or the Mississippi River basin or the Gulf Coast of the United States, and including potential hurricanes, excess rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, or Canadian resources taxes and royalties; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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